Exhibit 10.17

ORGANON & CO.

ANNUAL INCENTIVE PLAN

I.	PURPOSE

The Organon & Co. Annual Incentive Plan (the “Plan”) is designed to motivate and reward employees of the Company who do not participate in the Sales Incentive Plan or generally any other incentive plan of the Company to achieve high levels of performance by rewarding performance that has a positive impact on the activities of the Company.

II.	DEFINITIONS

The following words and phrases as used herein shall have the meanings set forth below:

1.	“Committee” shall mean the Talent Committee of the Company’s Board of Directors, or its authorized delegate.

2.	“Company” shall mean Organon & Co. and its subsidiaries.

3.	“Plan Year” shall mean the calendar year, or such other performance period designated by the Committee for any award opportunity granted hereunder.

III.	ADMINISTRATION; DELEGATIONS

The Plan shall be administered by the Committee. The Committee shall have the full discretionary power and authority to: (i) construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); (ii) determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; (iii) establish such rules and regulations as it deems necessary or appropriate for administration of the Plan; (iv) delegate responsibilities to others to assist in administering the Plan; and (v) perform all other acts it believes reasonable and proper in connection with the administration of the Plan. Notwithstanding any delegations of authority to administer the Plan, the Committee shall retain full authority to act and make any determinations under the Plan.

IV.	ELIGIBILITY

Any employee of the Company selected by the Committee, based upon criteria as the Committee may establish, who is not currently eligible for an award under the Sales Incentive Plan or any other similar special cash-based incentive plan maintained by the Company is eligible to participate in the Plan.

The following persons are not eligible to receive awards under the Plan: (i) a person who is an independent contractor, or agrees or has agreed that he/she is an independent contractor, or has any agreement or understanding with the Company, or any of its affiliates that he/she is not an employee or an eligible employee, even if he/she previously had been an employee or eligible employee or is employed by a temporary or other employment agency, regardless of the amount of control, supervision or training provided by the Company or its affiliates, (ii) a “leased employee” as defined under section 414(n) of the Internal Revenue Code of 1986, as amended and (iii) a person who is a member of a collective bargaining unit that does not specifically indicate participation in this Plan (unless otherwise required by local law outside the United States). Any such excluded person is not eligible to participate in the Plan even if a court, agency or other authority rules that he/she is a common-law employee of the Company or its affiliates.

V.	AWARD FUND

The award fund for each Plan Year shall be determined by the Committee. If, for any Plan Year, the total amount of the awards under the Plan is less than the award fund, the difference shall not be carried forward or made available for awards in subsequent years.

VI.	AWARDS

Individual awards to be made for each Plan Year, if any, shall be determined by the Committee in its sole, non-reviewable discretion. In making its determinations, the Committee may take into consideration the recommendations of outside consultants, advisors, and/or Company management.

VII.	PAYMENT OF AWARDS

The amount of each award shall be paid in cash, or in the sole discretion of the Committee, in shares of Company common stock, after the close of the Plan Year for which the award is made, but by no later than March 15 of the calendar year after the close of the Plan Year. The Committee may determine whether any awards may be deferred and if so which participants are eligible to defer awards and the terms of such deferrals.

VIII.	TERMINATION OF EMPLOYMENT

If a participant’s employment with the Company terminates for any reason prior to the last day of the Plan Year, all of the participant’s rights to an any award for the Plan Year shall be immediately forfeited. However, the Committee, in its sole discretion, may pay a pro-rated award or special payment in in lieu of an award under this Plan. Notwithstanding the foregoing, if a participant’s employment is terminated for cause, the participant shall in all cases forfeit any award not already paid.

IX.	DEDUCTIONS FROM AWARDS; RECOUPMENT

The Company will deduct from each award amounts required to be withheld for applicable taxes. To the fullest extent permitted by applicable law, the Company may also deduct any amounts the participant owes the Company for any reason.

Notwithstanding any other provision in this Plan to the contrary, any incentive award payment earned, paid or payable hereunder shall be and is subject to such reconciliation, reduction and recoupment as may be required or permitted pursuant to any law, government regulation, stock exchange listing requirement, or any policy adopted by the Company.

X.	LIMITATIONS

No employee or other person shall have any claim or right to be granted an award under this Plan. A participant may not assign or transfer any awards under this Plan.

Neither the action of the Company in establishing the Plan nor any action taken by it or by the Committee under the provisions hereof, nor any provision of the Plan, shall be construed as giving any employee the right to be retained in the employ of the Company, its subsidiaries or affiliates.

No amounts awarded or accrued under the Plan will be funded, set aside or otherwise segregated prior to payment. The obligation to pay the incentive award amount granted hereunder will at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their incentive awards.

XI.	AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN IN WHOLE OR IN PART

The Committee may suspend or discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan for any reason.

XII.	GOVERNING LAW

The Plan and all rights thereunder are to be governed by and construed in accordance with the laws of the state of Delaware, wherein venue shall lie for any dispute arising hereunder.

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